EXHIBIT 10.1

INDUSTRIAL BUILDING LEASE
(MULTI-TENANT)
FIRSTCAL INDUSTRIAL 2 ACQUISITIONS, LLC

        1.       BASIC TERMS.   This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1.	Effective Date of Lease: March 27, 2006

1.2.	Landlord: FirstCal Industrial 2 Acquisitions, LLC, a Delaware limited liability company

1.3.	Tenant: CyberOptics Corporation, a Minnesota corporation

1.4.	Premises: Approximately 60,217 rentable square feet in the building commonly known as 5900 Golden Hills Drive, Golden Valley, Minnesota (the “Building”). The location and configuration of the Premises in the Building are depicted on Exhibit A-1

1.5.	Property: See Exhibit A

1.6.	Lease Term: 5 years 1 month (“Term”), commencing June 1, 2006 (“Commencement Date”) and ending 5 years and one month thereafter, subject to any extensions, renewals and earlier termination of the Lease as provided for in the Lease, including without limitation, as provided for in Section 2.3 below (“Expiration Date”)

1.7.	Permitted Uses: (See Section 4.1) Warehouse, design and manufacturing, and other operations as set forth in the Tenant Operations Inquiry Form set forth in Exhibit B to this Lease; and office, administrative, sales and other functions that are ancillary and/or incidental to any of the foregoing. purposes, all as permitted under applicable law

1.8.	Brokers: (See Section 23; if none, so state): (A) Tenant’s Broker: Winthrop Commercial, Inc.; and (B) Landlord’s Broker: None

1.9.	Security/Damage Deposit: (See Section 4.4) $ 48,786.00.

1.10.	Estimated Additional Rent Payable by Tenant (See Section 3.3): $4.47 per rentable square foot per annum is estimated for 2006

1.11.	Tenant’s Proportionate Share: 66%

1.12.	Exhibits to Lease: The following exhibits are attached to and made a part of this Lease. (If none, so state): A (legal description); B (Tenant Operations Inquiry Form); C (Landlord’s Work); D (Confirmation of Commencement Date); E (Broom Clean Condition and Repair Requirements); and F (Manufacturing Area)

        2.       LEASE OF PREMISES; RENT.

                  2.1.       Lease of Premises for Lease Term.   Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

                  2.2.       Types of Rental Payments.   Tenant shall pay net base rent to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the “Base Rent”) in the amounts and for the periods as set forth below:

Rental Payments

Lease Period	Annual Base Rent	Monthly Base Rent

Month 1	$0.00	$0.00

Months 2-37	$611,202.55	$50,933.55

Months 38-61	$657,569.64	$54,797.47

Tenant shall also pay (a) Tenant’s Proportionate Share (as set forth in Section 1.11) of Operating Expenses (as hereinafter defined), and (b) any other amounts owed by Tenant hereunder (collectively, “Additional Rent”). In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within five (5) business days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the “Late Charge”) shall be imposed with respect to the then-delinquent Rent (as defined below) payment. For purposes of this Lease, the Default Interest, as defined in Section 22.3 below, Base Rent and Additional Rent shall collectively be referred to as “Rent.” All Rent shall be paid by Tenant to Landlord, c/o FirstCal Industrial 2 Acquisition, LLC, 75 Remittance Drive, Suite #6812, Chicago, IL 60675-6812 or if sent by overnight courier, FirstCal Industrial 2 Acquisition, LLC, Suite 6812, 350 North Orleans Street, Receipt & Dispatch, 8th Floor, Chicago, IL 60654, (or such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the “Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

                  2.3.       Covenants Concerning Rental Payments.   Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff except as otherwise expressly permitted by the specific terms of this Lease or otherwise by Landlord, in its sole and exclusive discretion and in writing. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis (based on a 360 day, 12 month year) and paid to Landlord on the Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in Section 1.6 occurs.

        3.       OPERATING EXPENSES.

                  3.1.       Definitional Terms Relating to Additional Rent.   For purposes of this Section and other relevant provisions of the Lease:

                                3.1.1.       Operating Expenses.   The term “Operating Expenses” shall mean all costs and expenses paid or incurred by Landlord with respect to, or in connection with, the repair, replacement, maintenance and operation of the Property. Operating Expenses may include, but are not limited to, any or all of the following: (i) services provided directly by employees of Landlord or Agent in connection with the operation, maintenance or rendition of other services to or for the Property (including, but not limited to, the Common Areas); (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises, including, without limitation, the Common Areas (as hereinafter defined), together with any taxes on such utilities, and provided that any such charges shall not be marked up; (iii) all market-based premiums for commercial property, casualty, general liability, boiler, flood, earthquake, terrorism and all other types of insurance that are (x) provided by Landlord, (y) commercially reasonable and (z) relating to the Property, together with all reasonable administrative costs incurred in connection with the procurement and implementation of such insurance policies, and all deductibles paid by Landlord pursuant to insurance policies required to be maintained by Landlord under this Lease; (iv) management fees to Landlord or Agent or other persons or management entities actually involved in the management and operation of the Property, which management fee shall not exceed 5.0%per annum of all Rent, collected from all tenants in the Property; (v) any capital improvements made by, or on behalf of, Landlord to the Property that are either or both (a) designed to reduce Operating Expenses and (b) required to keep the Property in compliance with all governmental laws, rules and regulations applicable thereto, from time to time, the cost of which capital improvements shall be reasonably amortized by Landlord over the useful life of the improvement, in accordance with generally accepted accounting principles; (vi) all professional fees incurred in connection with the operation, management and maintenance of the Property; (vii) Taxes, as hereinafter defined in Section 3.1.2; and (viii) dues, fees or other costs and expenses, of any nature, due and payable to any association or comparable entity to which Landlord, as owner of the Property, is a member or otherwise belongs and that governs or controls any aspect of the ownership and operation of the Property; (ix) any real estate taxes and common area maintenance expenses levied against, or attributable to, the Property under any declaration of covenants, conditions and restrictions, reciprocal easement agreement or comparable arrangement that encumbers and benefits the Property and other real property (e.g., a business park); (x) all cost and expenses incurred to maintain, repair and replace all or any of the Common Areas, and (xi) costs incurred to procure from a third party and maintain a maintenance contract for the HVAC (defined below) system for the Premises.

                                                  3.1.1.1        Operating Expenses Exclusions.   Notwithstanding Section 3.1.1 above, Operating Expenses shall not include any costs, charges, fees, expenses, taxes and/or assessments of any nature incurred by Landlord: (i) to market and/or lease the Property (including without limitation any leasing commissions), or related to improving leasable space in the Property for a third party tenant (including, without limitation, any costs, charges and/or expenses related to making / constructing leasehold improvements for other tenants); (ii) to enforce leases against other tenants; (iii) for services performed by an affiliate of

Landlord to the extent such charges exceed the then-current fair market rate; (iv) to remedy any defects (latent or otherwise) in the original design and construction of the structure and foundation of the Property or any part thereof, including without limitation, in the Common Areas and Premises; (v) to pay charges related to the construction of any addition to the Property or any part thereof; (vi)for interest or penalties that arise as a result of Landlord’s failure to pay Taxes and/or Operating Expenses to the applicable authority or other party; (vii) to the proportionate extent that such are directly the result of the negligence and/or willful misconduct of Landlord, its Agent(s), employees, contractors and/or other representatives of Landlord; (viii) to pay debt service and/or ground lease payments encumbering the Property; (ix) to repair damage caused by other tenants of the Property; (x) to pay premiums for insurance deductibles and/or related to insurance purchased in excess of that reasonably required and as contemplated hereunder; (xi) to the extent that a third party (other than Landlord) pays the cost or expense in question and/or Landlord is actually reimbursed for the cost or expense in question by insurance or otherwise; (xii) attributable to any special assessments to the extent such assessments represent the payment by a municipal and/or other governmental authority for infrastructure or other improvements to the Property in excess of the amount that would have been payable if the special assessment were spread over the longest period permitted under applicable law; (xiii) to pay capital expenditures unless said expenditures are capitalized for federal income tax purposes to be amortized over their useful lives if necessary to replace part of the Property, reduce Operating Expenses and/or comply with applicable laws (with the useful life equal to that applied to the capital expenditure under Internal Revenue Service rules and regulations); (xiv) in connection with the operation of the business of or the entity which constitutes the Landlord that are not directly related to maintaining or operating the Property, including without limitation, any overhead of Landlord and any legal, accounting or other professional fees and costs incurred by Landlord (but exclusive of the management fee described in Section 3.1.1(iv) above); (xv) to sell, finance and/or mortgage any of the Landlord’s interest in the Property; (xvi) to remediate any Hazardous Materials (as defined in Section 9.2) which are in or on the Property as of the Original Commencement Date; (xvii) in order to comply with the Americans with Disabilities Act (ADA) in the Common Areas or areas of the Building other than the Premises; (xviii) as depreciation on the Premises and/or any part thereof (including without limitation any fixtures in or on the Premises); (xix) to pay real estate broker commissions; and (xx) to create reserves for anticipated future expenses. This Section 3.1.1.1 shall control in the event of any conflict between this Section and Section 3.1.1 above.

                                3.1.2.       Taxes.   The term “Taxes,” as referred to in Section 3.1.1(vii) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property. Notwithstanding the foregoing, Taxes shall not include any special assessments to the extent such assessments represent the payment by a municipal and/or other governmental authority for infrastructure or other improvements to the Property in excess of the amount that would have been payable if the special assessment were spread over the longest period permitted under applicable law For purposes hereof, Tenant shall be responsible for any Taxes that are due and payable at any time or from time to time during the Term and for any Taxes that are assessed, become a lien, or accrue during any Operating Year, which obligation shall survive the termination or expiration of this Lease provided, however, that Taxes shall be prorated for any partial year during the Term (e.g. the Operating Years in which the Term commences and expires).

                                3.1.3.       Operating Year.   The term “Operating Year” shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term.

                  3.2.       Payment of Operating Expenses.   Tenant shall pay, as Additional Rent and in accordance with the requirements of Section 3.3, Tenant’s Proportionate Share of the Operating Expenses as set forth in Section 3.3. Additional Rent commences to accrue upon the Commencement Date. The Tenant’s Proportionate Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. Tenant’s Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor, and the obligations of this Section 3 shall survive the termination or expiration of the Lease.

                  3.3.       Payment of Additional Rent.   Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Upon Landlord’s or Agent’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Tenant’s Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within 30 days of Landlord’s written demand therefor accompanied by a reasonable amount of detail documenting such deficiency. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then-applicable excess promptly after determination thereof.

                  3.4.       Review of Operating Expenses.   As soon as is reasonably practical after each Operating Year, but no less than five (5) months after each Operating Year. Landlord shall provide Tenant with a statement (a “Statement”) setting forth Tenant’s actual ultimate liability for its Proportionate Share of Operating Expenses for the subject Operating Year, including the reasonable details regarding the date, amount and payee, and purpose of each such payment made and attributed by Landlord as an Operating Expense. Additionally, said books and records shall be maintained in accordance GAAP accounting and management practices. If Tenant disputes the amount of any given Operating Expense set forth in a given Statement, or otherwise believes (in its good faith determination) that one or more items included in Operating Expenses should have been excluded pursuant to Section 3.1.1.1 above, and Landlord and Tenant fail to resolve any such dispute, then Tenant shall have the right, at Tenant’s sole expense, to cause Landlord’s books and records with respect to the particular Operating Year that is the subject of that particular Statement then in question to be reviewed (the “Review”) by a certified public accountant mutually acceptable to Landlord and Tenant (the “Representative”), provided Tenant (i) is not currently in default under this Lease and fails to cure such default on a timely basis according the terms of the Lease and (ii) delivers written notice (an “Review Notice”) to Landlord within five (5) months after the date on which Landlord originally delivers the Statement in question to Tenant (such 5 month period, the “Response Period”). If Tenant fails to timely deliver a Review Notice with respect to a given Statement, then Tenant’s right to undertake a Review with respect to that Statement and the Operating Year to which that particular Statement relates shall automatically and irrevocably be waived. Any Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of the applicable Response Period, unless prior thereto, Tenant timely delivers a Review Notice with respect to the then-applicable Statement. If Tenant timely delivers a Review Notice, Tenant must commence such Review within sixty (60) days after the Review Notice is delivered to Landlord, and the Review must be complete within 90 days of date Landlord makes available all applicable Operating Expense books and records for Review. If Tenant fails, for any reason, to commence and complete the Review within such periods, the Statement that Tenant elected to Review shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. The Review shall take place at the offices of Landlord where its books and records are located, at a mutually convenient time during Landlord’s regular business hours. Before conducting the Review, Tenant must pay the full amount of Operating Expenses billed under the Statement then in question. Tenant hereby covenants and agrees that the Representative engaged by Tenant to conduct the Review shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. If a Review is conducted in a timely manner, such Review shall be deemed final and binding upon Landlord and Tenant and shall, as between the parties, be conclusively deemed correct. If the results of the Review reveal any or all of (x) that the Tenant’s ultimate liability for Operating Expenses is in excess of the aggregate amount of Estimated Additional Rent actually paid by Tenant to Landlord during the Operating Year that is the subject of the Review; (y) that Tenant has otherwise paid for any Operating Expense for which Tenant is not responsible in accordance with the terms of this Lease, or (z) any items included in Operating Expenses for the Statement then under Review should have been excluded pursuant to Section 3.1.1.1, the appropriate adjustment shall be made between Landlord and Tenant, and any payment required to be made by Landlord to Tenant shall be made within thirty (30) days after the Representative’s determination. In no event shall this Lease be terminable nor shall Landlord be liable for damages based upon any disagreement regarding an adjustment of Operating Expenses. Notwithstanding anything to the contrary in this Section or in this Lease, if any Review determines that Tenant was charged more than five-percent (5%) of the Operating Expenses for which Tenant was actually responsible in accordance with the terms of this Agreement, then Landlord agrees to pay the costs of the Review incurred by Tenant (including the charges/fees charged by the Representative).

        4.       USE OF PREMISES AND COMMON AREAS; SECURITY DEPOSIT.

                  4.1.       Use of Premises and Property.   The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.7 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate the Tenant Operations Inquiry Form as described below; (b) violate any applicable municipal or other governmental laws, rules, ordinances, orders or statutes applicable to the Premises; (c) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Property (including, but not limited to, the structural elements of the Property) or any equipment, facilities or systems therein, normal wear and tear as would be reasonably contemplated under the Permitted Uses excepted; (d) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies, or the rules and regulations of the Property made known by Landlord to Tenant in writing as a part of this Lease, including any covenant, condition or restriction affecting the Property; (e) exceed the load bearing capacity of the floor of the Premises as made known by Landlord to Tenant as a part of this Lease; (f) impair or tend to impair the character, reputation or appearance of the Property, normal wear and tear as would be reasonably contemplated under the Permitted Uses excepted; or (g) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property. On or prior to the date hereof, Tenant has completed and delivered for the benefit of Landlord a “Tenant Operations Inquiry Form” in the form attached hereto as Exhibit B describing the nature of Tenant’s proposed business operations at the Premises, which form is intended to, and shall be, relied upon by Landlord. From time to time during the Term (but no more often than once in any twelve month period unless Tenant is in default hereunder or unless Tenant assigns this Lease or subleases all or any portion of the Premises, whether or not in accordance with Section8), Tenant shall provide an updated and current Tenant Operations Inquiry Form upon Landlord’s request.

                  4.2.       Use of Common Areas.   As used herein, “Common Areas” shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Tenant shall have the nonexclusive right to use the Common Areas in common with other tenants for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time and provided to Tenant in writing. Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas in common with Tenant. Without limitation of the foregoing, Tenant shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas in a manner that unreasonably disturbs, disrupts or prevents the use of the Common Areas by Landlord, other tenants or licensees or other persons entitled to use the Common Areas. Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant’s use of the Premises and so long as Landlord, in making such changes, uses reasonable efforts to mitigate any adverse effect on Tenant (e.g., by completing changes during Tenant’s non-business hours, etc.; however, Landlord shall not be required to necessarily perform any such work outside of business hours). In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord’s obligations under this Lease; provided, however, that Landlord shall use reasonable efforts to limit any disruption of Tenant’s use and operation of the Premises in connection therewith. Notwithstanding anything contained in this Lease to the contrary, if at any time, Landlord determines, in its sole discretion, that the parking areas at the Property are or have become overburdened, Landlord may allocate parking on a proportionate basis or assign parking spaces among all tenants at the Property; provided, however, that Landlord may not take any unilateral action to reduce parking spaces for the Property unless otherwise required by a governmental authority, and Tenant shall have the right to use the greater of (a) its Proportionate Share of all available parking spaces at the Property; and (b) 180 parking spaces at the Property. Notwithstanding the foregoing, parking spaces on the East side of the Premises, and the parking spaces designated for visitors and handicap invitees of Tenant located by Tenant’s main entrance on the South side of the Premises shall be for the exclusive use of Tenant.

                  4.3.       Signage.   Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal. Landlord agrees that all signage affixed to the Property as of the Effective Date of the Lease and that all such signage is approved by Landlord.

                  4.4.       Security/Damage Deposit.   Landlord acknowledges that Tenant has deposited with Landlord or Agent the sum set forth in Section 1.9 above, in cash (the “Security”), representing security for the performance by Tenant of the covenants and obligations hereunder. The Security shall be held by Landlord or Agent, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby; the Security may be commingled with other assets of Landlord; and Landlord shall not be required to pay any interest on the Security. If Tenant defaults in the performance of any of its covenants hereunder, and such default is not cured within any applicable cure period expressly provided under this Lease, Landlord or Agent may, without any further notice to Tenant, apply all or any part of the Security to the cure of such default or the payment of any sums then due from Tenant under this Lease (including, but not limited to, amounts due under Section 22.2 of this Lease as a consequence of termination of this Lease or Tenant’s right to possession), in addition to any other remedies available to Landlord. In the event the Security is so applied, Tenant shall, upon demand, immediately deposit with Landlord or Agent a sum equal to the amount so used. If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security (or any balance thereof) shall be returned to Tenant within 30 days after the last to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord may deliver the Security to any lender with a mortgage lien encumbering the Property or to any Successor Landlord (defined below), provided that, unless agreed by Tenant in writing in its sole discretion, Landlord and Agent shall remain responsible with respect to the Security.

        5.       CONDITION AND DELIVERY OF PREMISES.

                  5.1.       Condition of Premises.   Tenant acknowledges that Tenant has been leasing the Premises since June 1, 1996. Tenant originally entered into a Lease, dated September 15, 1995 with MEPC American Properties, Inc., a Delaware corporation (“MEPC”), as the original landlord (“Original Lease”). Subsequently, MEPC and Tenant amended the Original Lease on February 14, 1996 (the “Amended Original Lease”); thereafter, MEPC sold the Property to, and assigned the Amended Original Lease to Duke Realty Limited Partnership (“Duke”). Tenant and Duke amended the Amended Original Lease pursuant to a Second Lease Amendment dated October 1, 1998 (as so amended, the “Further Amended Original Lease”). On September 29, 2005, Duke sold and conveyed the Property to, and assigned the further Amended Original Lease to, Landlord. Landlord and Tenant acknowledge that the term of the Further Amended Original Lease shall expire on May 31, 2006 and Tenant has advised Landlord that Tenant wishes to enter into this Lease so as to preserve Tenant’s continuing right to lease and occupy the Premises. Under the Further Amended Original Lease, Tenant is leasing 70,329 rentable square feet; therefore, Tenant shall, as of the Commencement Date (if not sooner, as contemplated in a separate letter agreement between Landlord and Tenant, dated of even date herewith), relinquish possession of 10,112 rentable square feet in the Building and deliver possession thereof to Landlord in the condition and pursuant to the requirements of the Further Amended Original Lease. In light of the foregoing, Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property (excluding latent defects thereof, if any), and Tenant hereby accepts the delivery of possession of the Premises on an “AS-IS,” “WHERE-IS” basis, subject only to those (if any) warranties, representations, covenants and other obligations of Landlord expressly set forth in this Lease, and except as is otherwise expressly and specifically described on Exhibit C attached hereto and incorporated herein by this reference. It is understood that Landlord has agreed to perform certain tenant improvements in or to the Premises in consideration of Tenant’s entry into this Lease (collectively, “Landlord’s Work”), and such Landlord’s Work is described on Exhibit C. Except as otherwise expressly provided in Section 9.3 below and with respect to the performance of Landlord’s Work,Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the Property and the Premises or the suitability of the foregoing for Tenant’s intended use. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except as expressly and specifically set forth in this Lease, including, but not limited to, Exhibit C.

                  5.2.       Delay in Completion of Landlord’s Work.   Landlord shall not be liable to Tenant if Landlord fails to substantially complete Landlord’s Work prior to or on the Commencement Date; provided, however, that in the event that Tenant seeks Landlord’s consent or approval in any instance required pursuant to Exhibit C and Landlord fails to respond to Tenant’s request within five (5) business days after Tenant delivers its request for consent or approval to Landlord, and as a direct result of Landlord’s failure to timely respond to Tenant, there is an Excess Work Cost (as defined in Exhibit C), then Landlord shall remain responsible (and Tenant shall not be responsible) for that portion of the Excess Work Cost that directly results from Landlord’s failure to timely respond to Tenant’s request for consent and approval. The obligations of Tenant under the Lease shall not otherwise be affected thereby.

                  5.3.       Confirmation of Commencement Date.   On or before June 1, 2006, Tenant shall deliver to Landlord a Confirmation of Commencement Date in substantially the form attached hereto as Exhibit D.

        6.       SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT.

                  6.1.       Subordination and Attornment.   Subject to Tenant’s right to continue to occupy the Premises and continue to exercise its rights under this Lease as long as Tenant is in compliance with its obligations under this Lease, this Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Property; (y) any ground leases or underlying leases for the benefit of the Property; and (z) all or any portion of Landlord’s interest or estate in any of said items. Tenant shall execute and deliver, within ten (10) business days of Landlord’s request, and in the form reasonably requested by Landlord (or its lender), any documents evidencing the subordination of this Lease. Tenant hereby covenants and agrees that Tenant shall attorn to any successor to Landlord.

                  6.2.       Estoppel Certificate.   Tenant agrees, from time to time and within 10 business days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord; provided however that Landlord acknowledges that Tenant may deliver such certificate inclusive of modifications that Tenant believes (acting in good faith) are reasonable and any such delivery shall be deemed to have complied with the aforesaid 10 day response period. In any event, the terms set forth in any such estoppel certificate that conflict with, add to and/or otherwise modify the terms in this Lease shall not constitute a modification of, or amendment to, this Lease and furthermore shall have no effect. Upon written request by Tenant, Landlord agrees to provide Tenant with an estoppel certificate in substantially the same manner as is required of Tenant in this Section 6.2.

                  6.3.       Transfer by Landlord.   In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest (“Successor Landlord”) with respect thereto and agrees to attorn to such successor. The foregoing release of Landlord is conditioned on the Successor Landlord assuming in writing all obligations and liability of Landlord under this Lease and providing Tenant with written evidence of such assumption.

        7.       QUIET ENJOYMENT.   Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the unfettered and unilateral right to use portions of the Common Areas (inclusive of the roof of the Building) for such purposes and uses as Landlord may desire; provided, however, that in all events and under all circumstances, Landlord’s use of any portion of the Common Areas shall not interfere, in any material respect, with any or all of (a) Tenant’s rights to occupy and use the Common Areas (in the manner and for the purposes contemplated hereunder); (b) Tenant’s right to utilize the vehicular parking areas located on the Common Areas; and (c) Tenant’s right of access, ingress and egress to and from the Common Areas.

        8.       ASSIGNMENT AND SUBLETTING.   Provided no Event of Default (as hereinafter defined) has occurred and is continuing under this Lease, upon 10 days’ prior written notice to Landlord, Tenant may assign this Lease or sublet (or grant a concession or license to use and occupy) all or any part of the Premises: (i) to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a “Tenant Affiliate”); or (ii) to an entity into which Tenant is merged or consolidated, or to an entity to which substantially all of Tenant’s assets are transferred, provided (x) such merger, consolidation, or transfer of assets is for a legitimate business purpose and not principally for the purpose of transferring Tenant’s leasehold estate, and (y) the assignee or successor entity has a tangible net worth (as defined below) that is equal to or greater than that of Tenant on the Effective Date, all without Landlord’s prior written consent. Except as provided in the preceding sentence, Tenant may not assign or sublet all or any portion of the Premises, nor may Tenant mortgage or pledge its leasehold interest under this Lease, without the prior consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. In no event shall any assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder except with respect to an assignment if such release is expressly approved by Landlord, in writing and in Landlord’s sole, but good faith, discretion; and in the case of any assignment, Landlord shall retain all rights with respect to the Security. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee’s assumption of all obligations of Tenant hereunder. Regardless of whether or not an assignee or sublessee executes and delivers any documentation to Landlord pursuant to the preceding sentence, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant (after deduction of normal and customary expenses incurred solely and directly in connection with such sublease) is greater than (on a pro rata and proportionate basis) the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant and such amount shall be deemed a component of the Additional Rent. For purposes of this Section 8, tangible net worth shall mean the net worth of the entity in question, as determined in accordance with generally accepted accounting principles (“GAAP”) minus the value of any of such entity’s intangible assets (as determined in accordance with GAAP).

        9.       COMPLIANCE WITH LAWS – LANDLORD WARRANTIES & REPRESENTATIONS.

                  9.1.       Compliance with Laws.   Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”), pertaining to Tenant’s use and occupancy of the Premises, and including, but not limited to, all Laws concerning or addressing matters of an environmental nature. If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof. In the event that at any time or from time to time during the Term, Landlord receives a written citation from any governmental authority having jurisdiction over the Property and such citation alleges a violation of law, code or ordinance at the Property, then Landlord shall be responsible to correct and remediate such alleged violation at Landlord’s expense, unless such violation is Tenant’s express responsibility pursuant to this Section 9.1.

                  9.2.       Hazardous Materials.   If, at any time or from time to time from and after June 1, 1996 (the “Original Commencement Date”) and continuing throughout the Term (or any extension thereof), any Hazardous Material (defined below) was or is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant’s Parties (defined below): (i) Tenant shall, at its own cost, at all times comply with all Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) upon Landlord’s written request, Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right, upon providing Tenant with at least one working day advance notice (except in the event of an emergency), to either or both (x) enter the Premises and (y) conduct appropriate tests, for the purposes of ascertaining Tenant’s compliance with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property; and (iv) upon written request by Landlord or Agent, and provided Landlord has a good faith basis for believing that Tenant is not in compliance with applicable Laws governing Hazardous Materials, Tenant shall cause to be performed, and shall provide Landlord with the results of, reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property. The aforesaid tests shall be at Landlord’s expense unless such tests show that Tenant was not in compliance with the applicable Hazardous Materials Laws, and in such event, Tenant shall be solely responsible for the costs of any and all such tests. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (“Tenant Parties”) at any time or from time to time from and after the Original Commencement Date and continuing throughout the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond (in a reasonably appropriate manner) immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Laws and to the reasonable satisfaction of Landlord. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent may be given or withheld in Landlord’s sole, but reasonable, discretion) and affording Landlord, at its expense, the reasonable opportunity to participate in any such proceedings. As used herein, the term, “Hazardous Materials,” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Law. The undertakings, covenants and obligations imposed on Tenant under this Section 9.2 shall survive the termination or expiration of this Lease.

                  9.3.       Landlord Warranties & Representations.Landlord warrants and represents to Tenant, as of the date of this Lease, that, to Landlord’s actual knowledge:

9.3.1	The equipment is in place and in good working order for any submetering of utilities contemplated by this Lease;

9.3.2	The Premises is free of any asbestos and other Hazardous Materials, excluding any such materials brought into the Premises by Tenant;

9.3.3	No governmental authority having jurisdiction over the Property has delivered to Landlord any written notice alleging that either or both of the Property and Premises fail to comply with the Americans with Disabilities Act (ADA);

9.3.4	No governmental authority having jurisdiction over the Property has delivered to Landlord any written notice alleging that either or both of the Property and Premises is not properly zoned, nor does Landlord have any knowledge of any existing zoning violation at the Property;

9.3.5	The Tenant’s permitted use under this Lease is permitted by any such zoning;

9.3.6	Landlord has or will pay all brokerage fees and commissions for the Lease; and

9.3.7	As of the Effective Date of the Lease, Landlord has not entered into any written contract with a third party to perform any capital expenditures on the Property or any part thereof in excess of $25,000 except as set forth in Exhibit C to this Lease or in a writing provided to Tenant prior to such Effective Date.

        10.       INSURANCE.

                  10.1.       Insurance to be Maintained by Landlord.   Landlord shall maintain: (a) a commercial property insurance policy covering the Property (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees; (c) rent loss insurance, not to exceed twelve (12) months; and (d) any other commercially reasonable insurance coverage required by Landlord or Landlord’s lender. All of the coverages described in (a) through (d) shall be determined from time to time by Landlord, in its reasonable, but sole, discretion. All insurance maintained by Landlord shall be in addition to and not in lieu of the insurance required to be maintained by the Tenant. Landlord shall require that any contractors engaged by Landlord and entering the Property or any part thereof maintain insurance with substantially the same coverages as Tenant is required to maintain under Section 10.2 below.

                  10.2.       Insurance to be Maintained by Tenant.   Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance set forth below (collectively, “Tenant’s Policies”). All Tenant’s Policies shall (a) be issued by an insurance company with a Best’s rating of A or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Property is located; (b) provide that said insurance shall not be canceled or materially modified unless 30 days’ prior written notice shall have been given to Landlord; (c) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable) and (d) otherwise be in such form, and include such coverages, as Landlord may reasonably require. The Tenant’s Policies described in (i) and (ii) below shall (1) provide coverage on an occurrence basis; (2) name Landlord (and its lender, if applicable) as an additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision; and (5) provide coverage with no exclusion for a pollution incident arising from a hostile fire. All Tenant’s Policies (or, at Landlord’s option, Certificates of Insurance and applicable endorsements, including, without limitation, an “Additional Insured Managers or Landlords of Premises” endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s notice addresses at least 30 days prior to the applicable expiration date of each Tenant’s Policy. In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (x) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (y) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to five percent (5%) of the Base Rent then in effect. Tenant shall give prompt notice to Landlord and Agent of any death or material or significant personal injury, advertising injury or property damage occurring in and about the Property about which Tenant has actual knowledge (unless same involves or affects only Tenant’s personal property).

        Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate, per location; (ii) comprehensive automobile liability insurance covering Tenant, against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit; (iii) commercial property insurance covering Tenant’s personal property (at its full replacement cost); and (iv) workers’compensation insurance per the applicable state statutes covering all employees of Tenant; and if Tenant handles, stores or utilizes Hazardous Materials in its business operations, (v) pollution legal liability insurance.

                  10.3.       Waiver of Subrogation.   Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, members, agents and employees, and Tenant further waives such rights against (a) each lessor under any ground or underlying lease encumbering the Property and (b) each lender under any mortgage or deed of trust or other lien encumbering the Property (or any portion thereof or interest therein), to the extent any loss is insured against or required to be insured against under this Lease, including, but not limited to, losses, deductibles or self-insured retentions covered by Landlord’s or Tenant’s commercial property, general liability, automobile liability or workers’ compensation policies described above, This provision is intended to waive, fully and for the benefit of each party to this Lease, any and all rights and claims that might give rise to a right of subrogation by any insurance carrier. Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver.

        11.       ALTERATIONS.   Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that either (x) Tenant first obtains the written consent of Landlord or (y) the aggregate costs that Tenant shall incur in order to perform the then-applicable Alterations, together with those costs that Tenant incurred to perform any Alterations during the preceding twelve (12) month period do not exceed $25,000.00, on an aggregate basis, and do not exceed $125,000.00, on an aggregate basis, during the Term, or (z) such Alterations are decorations that are not permanently affixed to the Premises. For any Alternations that do not require the aforesaid consent of Landlord, Tenant may nonetheless request Landlord’s consent and Landlord will provide such consent in writing. Regardless of whether or not Landlord’s consent to Alterations is required, all of the following shall apply with respect to all Alterations: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of the Property shall not be affected; and (d) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) if Landlord’s consent is required for the planned Alteration, submit to Landlord, for its written approval (not to be unreasonably withheld), working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval (if required); and (iii) if requested by Landlord in writing, cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance and workers’compensation insurance acceptable to Landlord, in its sole, but reasonable, discretion. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws and requirements of public authorities, and with Landlord’s reasonable rules and regulations or any other restrictions that Landlord may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord. With respect to any and all Alterations for which Landlord’s consent is required, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers. If Landlord’s consent to any Alterations is required, and Landlord provides that consent, then at the time Landlord so consents, Landlord shall also advise Tenant whether or not Landlord shall require that Tenant remove such Alterations at the expiration or termination of this Lease. If Landlord requires Tenant to remove the Alterations, then, during the remainder of the Term, Tenant shall be responsible for the maintenance of appropriate commercial property insurance (pursuant to Section 10.2) therefor; however, if Landlord shall not require that Tenant remove the Alterations, such Alterations shall constitute Landlord’s Property and Landlord shall be responsible for the insurance thereof, pursuant to Section 10.1. Tenant shall not be responsible for removing any Alternations made to the Premises unless Landlord has advised Tenant in writing that such removal is required as part of Landlord’s consent to make the Alterations; provided, however, if Landlord is not provided with advance notice of any Alteration, then Landlord may require its removal upon the expiration or termination of the Lease term.

        12.       LANDLORD’S AND TENANT’S PROPERTY.   All fixtures, machinery, equipment (excluding fixtures, machinery and equipment purchased by Tenant and used in Tenant’s operations), improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requires their removal and Landlord advised Tenant in writing of such removal requirement prior to the installation being made (including, but not limited to, Alterations pursuant to Section 11); provided, however, that if Landlord does not receive advance notice of any such installation, Landlord may require its removal upon the expiration or termination of the Lease term. Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed, brought into the Premises and/or paid for by Tenant and/or or its employees, customers, affiliates and/or representatives, shall also constitute Landlord’s Property and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations permanently affixed to the Premises. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s personal property and any Alterations that Landlord requires be removed pursuant to Section 11, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises or the Property resulting from either or both such installation and removal. Any other items of Tenant’s personal property that remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense.

        13.       REPAIRS AND MAINTENANCE.

                  13.1.       Tenant Repairs and Maintenance.

                                13.1.1.       Tenant Responsibilities.   Except for events of damage, destruction or casualty to the Premises or Property (which are addressed in Section 18), throughout the Term, Tenant shall, at its sole cost and expense, both (x) maintain and preserve the Premises in the same condition as exists on the Commencement Date, subject to normal and customary wear and tear (the “Same Condition”), and (y) perform any and all repairs and replacements required in order to so maintain and preserve, in the Same Condition, the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ plumbing systems, all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant’s sole use; and excluding, however, only those specific components of the Premises for which Landlord is expressly responsible under Section 13.2). In addition to Tenant’s obligations under the preceding sentence, Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the proportionate extent that the need for such repairs or replacements arises directly from any negligence act or omission, misuse, or neglect of any or all of Tenant, any of its subtenants, Tenant’s Parties, or others (exclusive, however, of Landlord and any parties within Landlord’s control) entering into, or utilizing, all or any portion of the Premises for any reason or purpose whatsoever, including, but not limited to (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant’s personal property in the Premises; and (c) the moving of Tenant’s personal property in or out of the Property (collectively, “Tenant-Related Repairs”). All such repairs or replacements required under this Section 13.1.1 shall be subject to the reasonable supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced.

                  13.2.       Landlord Repairs.   Notwithstanding anything to the contrary stated herein, Landlord shall repair, replace and restore (a) the foundation, exterior and interior load-bearing walls, roof structure and roof covering of the Building; (b) the HVAC system; and (c)

the Common Areas; provided, however, that in the case of each of (a) through (c): (i) all costs and expenses so incurred by Landlord to repair, replace and restore the above items shall constitute Operating Expenses; provided, however, that with respect to any costs incurred in the replacement context, those costs shall not constitute an Operating Expense except to the extent that such costs so qualify under Section 3.1.1(v); and (ii) notwithstanding (i) above, in the event that any such repair, replacement or restoration is a Tenant-Related Repair, then Tenant shall be required to reimburse Landlord for all documented and fair market costs and expenses that Landlord incurs in order to perform such Tenant-Related Repair, and such reimbursement shall be paid, in full, within 10 business days after Landlord’s delivery of demand therefor.

        14.       UTILITIES.   Tenant shall purchase all utility services and shall, as necessary and applicable, provide for scavenger, cleaning and extermination services. Tenant will pay the utility charges for its Premises directly to the utility or municipality providing such service, and all such charges shall be paid by Tenant before they become delinquent. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (x) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (y) the HVAC systems of either or both of the Premises and the Property. Landlord has advised Tenant that water service is not separately metered and Landlord will include water service charges in the Operating Expenses.

        15.       INVOLUNTARY CESSATION OF SERVICES.   Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder (except as otherwise set forth herein), to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any other services required by Landlord under this Lease (collectively, “Services”), whenever and for so long as may be necessary by reason of (a) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent, in good faith, deems necessary or (b) any other cause beyond Landlord’s reasonable control. The foregoing rights shall be conditioned upon: (i) Landlord has taken reasonable steps to avoid any such stoppage of Services during normal business hours; (ii) Landlord provides Tenant with as much advanced written notice as is reasonably possible (under the applicable circumstances) prior to stopping any such Services; and (iii) Landlord takes reasonable steps to minimize the duration of stoppage of any such Services. Except as otherwise set forth in this Lease, no such interruption of Services shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of Services persists for a period in excess of five (5) consecutive business days Tenant shall, as Tenant’s sole remedy (except as otherwise expressly provided in this Lease), be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant. For the avoidance of doubt, the loss of all or substantially all electricity and/or HVAC capabilities shall be deemed a full loss of use of the Premises. In the event that any full loss of use of the facilities exceeds sixty (60) consecutive calendar days in duration, Tenant shall have the option, in its sole discretion and upon written notice provided to Landlord (which notice shall be delivered to Landlord within five (5) business days after the expiration of such sixty (60) day period), of terminating this Lease without any further liability to Landlord except for amounts owed to

Landlord under this Lease prior the aforesaid sixty (60) consecutive day period. Any such termination shall be effective as of the expiration date of such 60 day period.

        16.       LANDLORD’S RIGHTS.   Subject to compliance with the confidentiality requirements set forth in Section 24.13 and the reasonable facility access rules and procedures of Tenant, Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises upon reasonable prior notice, with any such notice being no less than one working day in any case (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and in connection with the foregoing, to install a sign at or on the Property to advertise the Property for lease or sale; (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make; and (c) to perform, at Tenant’s expense, any repairs, maintenance and replacements that Tenant is obligated to make under the express terms of this Lease, but which Tenant fails to make, which failure by Tenant becomes a Default hereunder (subject to applicable notice and cure periods, except in the event of an emergency). During the period of nine (9) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants subject to the aforesaid requirements. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to have pass keys, access cards, or both, to the Premises; and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates the Premises for more than 30 consecutive days and is in Default under this Lease.

        17.       NON-LIABILITY AND INDEMNIFICATION.

                  17.1.       Non-Liability.   Except with respect to Landlord’s indemnity under Section 17.3,and except as otherwise expressly set forth in this Lease, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, and except as otherwise expressly set forth in Section 17.3 and otherwise in this Lease, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other tenants or persons in, upon or about the Property (except for Landlord’s employee, Agents, contractors, representatives and/or other agents), or caused by operations in construction of any public or quasi-public work, except as otherwise expressly provided in Section 17.3 or any other provision of this Lease; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) for any defect in the Premises or the Property; (d) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same, except as otherwise expressly provided in Section 17.3.

                  17.2.       Tenant Indemnification.   Except for and to the extent of Landlord’s indemnification obligations under Section 17.3, Tenant hereby indemnifies, defends, and holds Landlord, Agent, and their respective directors, officers, agents, representatives and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of, but only to the proportionate extent of: (a) the conduct or management of the Premises or any business therein, or any work or Alterations done (except by Landlord Indemnified Parties and/or any contractors, affiliates or other representatives of Landlord), or any condition created by any or all of Tenant and Tenant’s Parties in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant has possession of, or is given access to, the Premises; (b) any negligent, willful and/or intentional acts and/or omissions of any or all of Tenant and Tenant’s Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Tenant and Tenant’s Parties; (d) any breach by Tenant of any or all of its warranties, representations and covenants under this Lease; (e) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) the creation or existence of any Hazardous Materials in, at, on or under the Premises or the Property, if and to the extent brought to the Premises or the Property or caused by Tenant or any party within Tenant’s control; and (g) any violation or alleged violation by any or all of Tenant and Tenant’s Parties of any Law (collectively, “Tenant’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential, indirect or punitive), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. In no event, and without regard to the Tenant’s Indemnified Matters, shall Tenant be liable to Landlord for any consequential or punitive damages under this Lease. The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.

                  17.3.       Landlord Indemnification.   Except for and to the extent of Tenant’s indemnification obligations under Section 17.2, Landlord hereby indemnifies, defends, and holds Tenant and its directors, officers, agents, representatives and employees (collectively, “Tenant Indemnified Parties”) harmless from and against any and all Losses actually suffered or incurred by Tenant and arising from or in connection with any or all of, but only to the proportionate extent of: (a) any negligent, willful and/or intentional acts and/or omissions of any or all of Landlord Indemnified Parties; (b) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Landlord Indemnified Parties; (c) any negligent or intentional breach by Landlord of any or all of its warranties, representations and covenants under this Lease; (d) the creation or existence of any Hazardous Materials first occurring (or first released) in, at, on or under the Property from and after the date of this Lease, if and to the extent brought to the Property or caused by Landlord or any party within Landlord’s control; and (e) any negligent or intentional violation by any or all of Landlord Indemnified Parties of any Law (collectively, “Landlord’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Tenant and/or the Tenant Indemnified Parties by reason of any of Landlord’s Indemnified Matters, Landlord, upon notice from any or all of Tenant and/or a representative or agent of Tenant, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. The provisions of this Section 17.3 shall survive the expiration or termination of this Lease.

                  17.4.      Force Majeure.   Neither Landlord nor Tenant shall have any liability whatsoever to the other, with respect to any act, event or circumstance arising out of either or both (a) Landlord’s or Tenant’s, as the case may be, failure to fulfill, or delay in fulfilling any of its obligations under this Lease (except, in the case of Tenant, the obligation to pay Rent and the obligation to maintain insurance, and provide evidence thereof, in accordance with Section 10.2) by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, interruption of Services, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s, as the case may be, reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord’s or Tenant’s, as the case may be, reasonable control. In the event of any act, event or circumstance that qualifies as a force majeure event under this Section 17.4, the party claiming relief and/or protection under this Section 17.4 shall: (1) provide immediate written notice to the other party describing the force majeure event; and (2) use commercially reasonable efforts to eliminate the effect of the force majeure event as soon as possible.

        18.       DAMAGE OR DESTRUCTION.

                  18.1.       Notification and Repair; Rent Abatement.   Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other known casualty to the Premises or the Common Areas, if such fire or casualty is of a material nature or a matter for which Landlord shall have responsibility to repair or replace pursuant to the terms of this Lease, and (b) any known damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. In the event that, as a result of Tenant’s failure to promptly notify Landlord pursuant to the preceding sentence, Landlord’s insurance coverage is compromised or adversely affected, then Tenant is and shall be responsible for the payment to Landlord of any insurance proceeds that Landlord’s insurer fails or refuses to pay to Landlord as a result of the delayed notification. Subject to the provisions of both Section 18.2 and 18.3 below, if either or both of the Property and the Premises is damaged by fire or other casualty,Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except Tenant’s personal property). Landlord shall commence the required repairs or restoration within ninety (90) days after the occurrence of the fire or other casualty (the “Commencement Period”). In the event that Landlord fails to commence restoration within the Commencement Period for any reason other than either or both: (i) matters of force majeure, as set forth in Section 17.4 of (ii) the failure by any governmental authority having jurisdiction over the Building to permit the commencement of restoration, including, but not limited to, its failure to issue to Landlord any permits or licenses required as a condition precedent to the commencement of restoration, after Landlord has promptly and properly applied for same (whichever of (i) or (ii) is applicable, the “Reasonable Delay Basis”), then (x) Tenant shall have the right to deliver to Landlord (within five (5) business days after the expiration of the Commencement Period, as it may have been extended by a Reasonable Delay Basis) written notice demanding that Landlord commence the restoration (“Restoration Demand”) within thirty (30) days after Tenant’s delivery of the Restoration Demand (subject to any Reasonable Delay Basis), and (y) in the event that Landlord fails to timely commence restoration after delivery of the Restoration Demand (but subject to any Reasonable Delay Basis), then Tenant shall have the further right to terminate this Lease by so advising Landlord, in writing, within thirty-five (35) days after its delivery to Landlord of the Restoration Demand (subject to the occurrence of any Reasonable Delay Basis). If Tenant fails to timely exercise its preceding rights to deliver the Restoration Demand and, if applicable, to terminate this Lease, then Tenant shall be deemed to have irrevocably waived those rights. Landlord shall substantially complete its repairs or restoration within two hundred seventy (270) days after the occurrence of the fire or other casualty, subject, in all events, however, to any Reasonable Delay Basis(es); and in the event that Landlord fails to timely substantially complete the required repairs and restoration, Section 18.3.2.2 shall apply. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, including, when reasonably possible, completing any such repair or restoration work during non-normal business hours and on non-business days, provided that such arrangement may be made with the imposition of overtime or holiday payment requirements. Any such repair or restoration shall cause the Premises to be in substantially the same condition as existed immediately prior to any such fire and/or other casualty. Provided that any damage to either or both of the Property and the Premises is not the result of negligent acts or omissions by, or the willful misconduct of, any or all of Tenant and Tenant’s Parties, if (A) the Property is damaged by fire or other casualty thereby causing either or both of the Premises and Property to be inaccessible or (B) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of (and during the continuation of) any actual loss of use of either or both of the Premises and Property by Tenant.

                  18.2.       Manufacturing Area.

                                18.2.1.       Repair Period.   If the area of the Premises depicted in Exhibit “F” to this Lease, comprised of approximately 10,000 square feet (the “Manufacturing Area”), is materially damaged (in the mutual and reasonable opinions of Landlord and Tenant) as a result of a fire and/or any other casualty, then Landlord shall retain the services of a reputable contractor selected by Landlord who shall provide an opinion to both Landlord and Tenant, within thirty (30) days of the date of the casualty, as to whether or not the Manufacturing Area can be repaired and restored, pursuant to the terms of Section 18.1 above, within six (6) months of the date of the casualty (“Repair Period”).

                                18.2.2.       Relocation and Delayed Possession.   If the aforesaid contractor’s opinion is that repair and restoration of the Manufacturing Area can be completed within the Repair Period (without regard to the repair of any other portion of the Premises), then Landlord shall commence to make such repair and restoration pursuant to, and in accordance with, Section

18.1 above. Notwithstanding anything to the contrary in this Section 18.2; in the event that a casualty damages both the Manufacturing Area and another portion(s) of the Premises, then this Section 18.2 shall apply only to the Manufacturing Area and the repair and restoration of any and all other portions of the Premises shall be governed by Section 18.1 above. Landlord acknowledges that, during the period of time in which the Manufacturing Area is being repaired and restored, Tenant may elect to temporarily relocate those of Tenant’s business operations that Tenant had been conducting in the Manufacturing Area to an off-Property location that may or may not be owned by Landlord or any affiliate of Landlord, it being understood that, if such location is owned by Landlord and/or an affiliate thereof, Tenant would have to lease such space from Landlord on such terms as Landlord and Tenant negotiate in good faith. Tenant acknowledges and agrees that such relocation shall occur at Tenant’s sole cost and expense and without any reduction in, or abatement of, Rent, except as is otherwise provided in Section 18.1. In the event, however, that such repair or restoration of the Manufacturing Area (without regard to any other portion of the Premises that is damaged as a result of the same casualty) is not, in fact, completed within the Repair Period (for any reason(s) other than Tenant’s willful or intentional acts or omissions), Tenant shall have the option, in its sole, but reasonable discretion, (i) to postpone its reoccupancy of the Manufacturing Area (but not any other portion of the Premises) for up to an additional twelve (12) months from the expiration of the Repair Period (the “Delayed Occupancy Period”), and (ii) to reoccupy the Manufacturing Area at any time during the Delayed Occupancy Period. If Tenant elects to so postpone its occupancy of the Manufacturing Area, Tenant shall advise Landlord, in writing (the “Delayed Occupancy Notice”), within five (5) business days of the date on which the Repair Period expires. If Tenant fails to timely deliver the Delayed Occupancy Notice, then Tenant shall automatically be deemed to have waived its right to deliver a Delayed Occupancy Notice, whereupon (a) Tenant shall remain obligated to accept possession of the Manufacturing Area upon Landlord’s delivery to Tenant of written notice that the repairs to, and restoration of, the Manufacturing Area have been substantially completed (the “M.A. Substantial Completion Notice”); and (b) from and after the first business day after the date on which Landlord delivers the M.A. Substantial Completion Notice, Tenant shall no longer have any right or entitlement to any abatement of any Rent due and owing under this Lease with respect to the Manufacturing Area (pursuant to Section 18.1 above). In the event, however, that Tenant timely delivers the Delayed Occupancy Notice, then Tenant shall remain eligible for, and entitled to, the abatement of Rent provided under Section 18.1, but only as to the Manufacturing Area and only for so long as Tenant postpones its occupancy of the Manufacturing Area during the Delayed Occupancy Period. If Tenant elects to take possession of the Manufacturing Area at any time (x) after Landlord delivers the M.A. Substantial Completion Notice and (y) during the Delayed Occupancy Period, Tenant shall provide Landlord with at least five (5) business days’ notice of Tenant’s intent to take such possession (the “Delayed Possession Notice”), whereupon, from and after the fifth (5th) business day after Tenant’s delivery of the Delayed Possession Notice, Tenant shall once again be obligated to pay, on a timely basis, all Rent due and owing under this Lease and shall no longer be entitled to any abatement of Rent under Section 18.1. In the event that Tenant does not deliver a Delayed Possession Notice during the Delayed Occupancy, then as of the first day after the expiration of the Delayed Occupancy Period, Tenant shall no longer be entitled to any abatement of Rent pursuant to Section 18.1 and Tenant shall be obligated to pay all Rent due and owing under this Lease on a timely basis.

                  18.3.       Termination of Lease.

                                18.3.1.       Material Damage.   If eighty-percent (80%) or more of the total square footage comprising the Premises is damaged as a result of fire and/or any other casualty (in the reasonable opinion of a reputable contractor or architect designated by Landlord), and such damage affects both the Manufacturing Area and other portions of the Premises, then either Landlord or Tenant may, upon written notice provided to the other party within thirty (30) days of the date of the casualty, terminate this Lease and the Rent due from Tenant shall be fully abated from the date on which the casualty occurred. If no such notice is timely given by either party, then Landlord shall make repair and restoration of the affected part of the Premises consistent with the terms set forth in Section 18.1 above.

                                18.3.2.       Termination of Lease.

                                              18.3.2.1.       Subject to Sections 18.2 and 18.3.1 above, if more than fifty percent (50.0%) of either or both (a) the rentable square footage of the Premises and (b) the gross square footage comprising the Building is rendered untenantable as a result of any fire or other casualty (in the reasonable opinion of a reputable contractor or architect designated by Landlord) and, in the case of (b), all or a portion of the Premises is rendered untenantable, Landlord shall have the option to terminate this Lease (by so advising Tenant, in writing) within thirty (30) days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant. In the event that Landlord elects to exercise its right to terminate this Lease pursuant to the preceding sentence, Landlord nevertheless agrees that Tenant may continue to occupy and utilize the Manufacturing Area from the date of the casualty until the first to occur of (i) the date on which any governmental authority having jurisdiction over the Building (including in this case, but not limited to, the fire department) advises, whether orally or in writing, that due to any or all of the casualty, the condition of the Building and safety concerns, Tenant may no longer occupy and utilize the Manufacturing Area; (ii) the date on which Landlord’s property insurer advises that it will refuse to pay to, or for the benefit of Landlord, all available insurance proceeds due to Tenant’s continuing occupancy of, and operation in, the Manufacturing Area; and (iii) the fifth (5th) business day after the date on which Landlord advises Tenant, in writing, that Landlord will commence demolition of the Building (whichever of (i), (ii) or (iii) applies, the “MA Termination Date”). During the period of time from the occurrence of the casualty through the MA Termination Date, Tenant may continue to occupy and utilize the Manufacturing Area in accordance with all of the terms and provisions of this Lease except that the Rent due hereunder shall be proportionately reduced, as of the date of the casualty so that Tenant is required to pay Rent only with respect to the Manufacturing Area.

                                              18.3.2.2.       In the event that this Lease is not terminated pursuant to Section 18.3.2.1, but the required repair or restoration is not, in fact, substantially completed within the 270 day period specified in Section 18.1, but rather, continues for more than 300 days (subject to any Reasonable Delay Basis), then Tenant shall have the right to terminate this Lease by so advising Landlord, in writing, within five (5) business days after the expiration of such 300 day period (as it may be extended due to any Reasonable Delay Basis), in which event the termination shall be effective as of the expiration of that 300 day period (as it may be extended due to any Reasonable Delay Basis). In the event of a termination pursuant to this

Section 18.3.2, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to whichever of Section 18.3.2.1 or 18.3.2.2 is applicable. If neither Landlord nor Tenant timely delivers a termination notice pursuant to this Section 18.3.2, this Lease shall remain n full force and effect.

                                18.3.3.       Limitations.   Except as otherwise expressly set forth in this Lease, Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration..

        19.       EMINENT DOMAIN.   If the whole, or any substantial (as reasonably determined by Landlord and Tenant) portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, or any taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned and such taking does not prevent and/or materially interfere with the Permitted Use of the Premises, or if the taking or condemnation is thirty (30) calendar days or less (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant. In all cases, each of Landlord and Tenant will notify the other, in writing promptly upon actually becoming aware of any proposed or actual planned taking or condemnation as contemplated under this provision, and will forthwith continue to keep the other party apprised of the details of any such actions.

        20.       SURRENDER AND HOLDOVER.   On the last day of the Term, or upon any earlier termination of this Lease or upon any re-entry by Landlord upon the Premises (pursuant to Section 22 below): (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” (as defined by Exhibit E, attached hereto and incorporated herein by reference), and in a condition that would reasonably be expected with normal and customary use in accordance with prudent operating practices and in accordance with the covenants and requirements imposed under this Lease, subject only to ordinary wear and tear (as is attributable to deterioration by reason of time and use, in spite of Tenant’s reasonable care) and such damage or destruction as Landlord is required to repair or restore under this Lease; (b) Tenant shall remove all of Tenant’s personal property therefrom, except as otherwise expressly provided in this Lease; and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Upon at least one (1) business day advance notice, and subject to the other entry requirements set forth in Section 16 of this Lease, but provided Tenant is not then in default under this Lease, Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 20 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 150% of the aggregate of all Rent last prevailing hereunder on a pro-rated basis for the duration of any holdover by Tenant, and also shall pay all actual, reasonable and documented damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days’ prior written notice given by the terminating party to the non-terminating party. The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law. Notwithstanding the foregoing, if Tenant is required to restore the Premises and/or remove personal property under this provision, Tenant shall have the right to enter the Premises to the extent reasonably necessary to complete such restoration and/or removal, and any such entry shall not be deemed a holdover.

        21.       EVENTS OF DEFAULT.

                  21.1.       Bankruptcy of Tenant.   It shall be a default by Tenant under this Lease (“Default” or “Event of Default”) if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law, or an involuntary petition is filed against Tenant under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within 90 days after filing, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature; provided, however, that if Tenant files a voluntary petition under Chapter 11 of the federal bankruptcy laws (or other applicable provision(s) for a reorganization of Tenant’s business), but Tenant otherwise continues to timely and completely comply with all of its other obligations under this Lease, then Tenant shall not be deemed to be in Default.

                  21.2.   Default Provisions.   Each of the following shall constitute a Default: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five (5) business days after written notice claiming lease Default from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive 12 month period, Tenant shall, on three (3) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the fourth such occasion and on each occasion thereafter on which Tenant fails to pay an installment of Rent on the date such installment of Rent is due. Tenant shall only be entitled to a two (2) business day cure period following Landlord’s delivery of any notice of any further failure to pay Rent on the date when such payment is initially due, and Tenant shall then no longer have a five (5) business day period in which to cure any such failure; (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of 30 days after Landlord’s delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than 90 days after the initial delivery of

Landlord’s original default notice; and, at Landlord’s election, (c) if Tenant vacates the Premises during the Term and is otherwise in Default under this Lease.

        22.       RIGHTS AND REMEDIES.

                  22.1.       Landlord’s Cure Rights Upon Default of Tenant.   If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the expense of, Tenant, but without waiving such Default.

                  22.2.       Landlord’s Remedies.   In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity do or perform any or all of the following:

                                22.2.1.       Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event, Landlord shall be entitled to recover from Tenant the sum of: all Rent accrued hereunder to the date of such termination; the reasonable cost of reletting the whole or any part of the Premises, including without limitation reasonable brokerage fees and/or leasing commissions incurred by Landlord, and reasonable costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs; and the excess of the then present value of the Rent as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease, over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the rate of U.S. Treasury obligations maturing nearest to the scheduled expiration of the Lease Term at the date of such termination. Efforts by Landlord to mitigate damages caused by Tenant’s Default, which shall be required of Landlord on a reasonable basis, shall not waive Landlord’s right to recover damages under this Section 22.2. If this Lease is terminated through any unlawful entry and detainer action, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable in such action, or Landlord may reserve the right to recover all or any part of such Rent and damages in a separate suit; or

                                22.2.2.       Continue the Lease and continue Tenant’s right to possession, and recover the Rent as it becomes due. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests shall not constitute a termination of the Tenant’s right to possession; or

                                22.2.3.       Pursue any other remedy now or hereafter available under the laws of the state in which the Premises are located.

                                22.2.4.       Without limitation of any of Landlord’s rights in the event of a Default by Tenant, Landlord may also exercise its rights and remedies with respect to any Security under Section 4.4 above.

                                22.2.5.       In the event of a uncured Default by Tenant under the terms of this Lease, any and all personal property of Tenant that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, provided, however, that Landlord shall be responsible for taking reasonably commercial efforts for the preservation and safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all reasonable, actual and documented expenses incurred in such removal and all storage charges for such property of Tenant so long as the same shall be in Landlord’s possession or under Landlord’s control. Neither expiration or termination of this Lease nor the termination of Tenant’s right to possession shall relieve Tenant from its liability under the indemnity provisions of this Lease.

                  22.3.       Additional Rights of Landlord.   All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder (subject to the expiration of any applicable grace period), shall bear interest at the rate of 4% per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank, or its successor (“Default Interest”), from the due date thereof (in the case of Base Rent and Additional Rent, after delivery of any required notice and expiration of any applicable cure period) until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

                  22.4.       Event of Bankruptcy.   In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned in such bankruptcy proceeding, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of

Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

        23.       BROKER.   Tenant covenants, warrants and represents that the broker set forth in Section 1.8(A) was the only broker to represent Tenant in the negotiation of this Lease (“Tenant’s Broker”). Landlord shall be solely responsible for paying the commission of Tenant’s Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.

        24.       MISCELLANEOUS.

                  24.1.       Merger.   All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

                  24.2.       Notices.   Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below each party’s respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service.

                  24.3.       Non-Waiver.   The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

                  24.4.       Legal Costs.   Except as otherwise expressly set forth in this Lease, each party shall be responsible to pay any legal fees and court (or other administrative proceeding) costs or expenses that such party incurs in connection with this Lease; provided, however, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord’s attorneys’ (outside counsel, rather than in-house counsel) reasonable fees incurred in connection with Tenant’s request for Landlord’s consent under provisions of this Lease governing assignment and subletting.

                  24.5.       Parties Bound.   Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property. In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant. Notwithstanding the foregoing, any such release of Landlord shall be conditioned upon the full assumption of this Lease and all obligations thereunder by any such successors and/or assigns of Landlord and the providing of written evidence thereof to Tenant.

                  24.6.       Recordation of Lease.   Except as required by law, including without limitations any securities related laws, Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state unless approved by Landlord, with any such approval not to be unreasonably withheld.

                  24.7.       Governing Law; Construction.   This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

                  24.8.       Time.   Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

                  24.9.       Authority of Tenant.   Tenant and the person(s) executing this Lease on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Lease; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder.

                  24.10.       WAIVER OF TRIAL BY JURY.   THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES. Landlord and Tenant hereby consent to jurisdiction in, and agree that the appropriate venue for any matter arising under this Lease shall be, Hennepin County, Minnesota.

                  24.11.       Financial Information.   From time to time during the Term, Tenant shall deliver to Landlord information and documentation describing and concerning Tenant’s financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) business days following Landlord’s written request therefor. Such delivery may be effectuated by providing Landlord with an internet address where such information may be obtained. Upon Landlord’s request, Tenant shall provide to Landlord the most currently available audited financial statement of Tenant, and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet and income statement. Furthermore, upon the delivery of any such financial information from time to time during the Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information. Any such financial statements that have not been made publicly available by Tenant shall be deemed the confidential information of Tenant protected pursuant to Section 24.13.

                  24.12.       Confidential Information.   Tenant agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants’ Parties either prior to or during the Term in connection with the negotiation and execution hereof; provided, however, that Tenant may disclose such information to any Tenant Parties having a need to know for any reasonable purpose related to Tenant’s business operations and to disclose such information to the extent required by law, including without limitation, as part of any SEC required disclosures. All information of Tenant and about Tenant’s operations which Landlord and/or any employee, agent, representative, contractor and/or invitee of Landlord become aware of due to access to the Premises shall be deemed confidential information of Tenant, and Landlord shall not: (a) use such confidential information except to as required for performance under this Lease; or (b) disclose such confidential information to any third parties other than Landlord’s employees, consultants, attorneys, accountants, lenders, joint venture partners, potential lenders and potential purchasers of the Property and potential lenders to such potential purchasers who have a need to know (in Landlord’s reasonable determination), except as authorized by Tenant in a prior writing; provided, however, that (i) in no event shall confidential information include any information which is or becomes part of the public domain due to any reason(s) not due to the fault of or the breach hereof by Landlord, its employees, agents, representatives, contractors and/or invitees; and (ii) if any such confidential information relates to Tenant’s day-to-day operations and scope of its business activities, rather than Tenant’s financial condition, Landlord may not release such operational information to any of the above parties unless such recipient enters into a written confidentiality agreement that is comparable in scope to the terms of this Section 24.12, as such terms may be applicable to such operational information. Landlord shall indemnify and hold Tenant harmless from any damages (actual, but not consequential), liability, costs and/or expenses (including reasonable attorneys’ fees and court costs) suffered or incurred by Tenant arising from breach of the aforesaid confidential information requirement by Landlord, its employees, agents, representatives, contractors and/or invitees. The provisions of this Section 24.12 shall survive the termination of this Lease.

                  24.13.       Submission of Lease.   Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

                  24.14.       Lien Prohibition.   Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises or the Property. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within 30 days after the filing thereof; or, within such thirty (30) day period, Tenant shall provide Landlord, at Tenant’s sole expense, with endorsements (satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with Default Interest thereon, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.

                  24.15.       Counterparts.   This Lease may be executed in multiple counterparts, but all such counterparts shall together constitute a single, complete and fully-executed document.

                  24.16.       Survival.   The following provisions of this Lease shall survive termination of this Lease: Sections 3.4, 9, 17 and 24. Additionally, if and to the extent that any of the terms and provisions of the Further Amended Original Lease are stated to survive the termination or expiration of that lease, those provisions shall remain in full force and effect, notwithstanding the execution and delivery of this Lease.

        25.       OPTION TO RENEW.

                  25.1.       Tenant shall have two (2) consecutive options (each, a “Renewal Option”) to renew this Lease, each for an additional term of three (3) years (“Renewal Term”), on all the same terms and conditions set forth in this Lease, except that Base Rent during each Renewal Term shall be equal to Fair Market Rent (as defined in Section 25.2 below). Tenant shall deliver written notice to Landlord of Tenant’s election to exercise a Renewal Option (each, a “Renewal Notice”) not less than nine (9) months, nor more than fifteen (15) months, prior to the expiry date of the original Term or the First Renewal Term, as the case may be; and if Tenant fails to timely deliver a Renewal Notice to Landlord, then Tenant shall automatically be deemed to have irrevocably waived and relinquished the then-available Renewal Option. Tenant shall have no right to exercise the second Renewal Option if Tenant fails to timely exercise the First Renewal Option.

                  25.2.       “Fair Market Rent” shall be determined by Landlord, in its sole, but good faith, discretion based upon the annual base rental rates then being charged (as of the date on which Tenant delivers the then-applicable Renewal Notice) in the industrial market sector of the geographic area where the Building is situated for comparable space and for a lease term commencing on or about the commencement date of the then-applicable Renewal Term and equal in duration to the Renewal Term, taking into consideration: the geographic location, quality and age of the building; the location and configuration of the relevant space within the applicable building; the extent of service to be provided to the proposed tenant thereunder; applicable distinctions between “gross” leases and “net” leases; the creditworthiness and quality of Tenant; leasing commissions; free rent, improvement allowances and the tenant inducements being offered in the market, and any other relevant term or condition in making such evaluation, as reasonably determined by Landlord. Landlord shall notify Tenant of Landlord’s determination of Fair Market Rent for the Renewal Term, in writing (each, a “Base Rent Notice”) within thirty (30) days after receiving the Renewal Notice.

                  25.3.       Tenant shall then have fifteen (15) business days after Landlord’s delivery of the Base Rent Notice in which to advise Landlord, in writing (each, a “Base Rent Response Notice”) whether Tenant (i) is prepared to accept the Fair Market Rent established by Landlord in the then-applicable Base Rent Notice and proceed to lease the Premises, during the applicable Renewal Term, at that Fair Market Rent; or (ii) elects to withdraw and revoke its Renewal Notice, whereupon the Renewal Option shall automatically be rendered null and void; or (iii) elects to contest Landlord’s determination of Fair Market Rent. In the event that Tenant fails to timely deliver the Base Rent Response Notice, then Tenant shall automatically be deemed to have elected (i) above. Alternatively, if Tenant timely elects (ii), then this Lease shall expire on the original expiry date of the initial Term or the First Renewal Term, as the case may be. If, however, Tenant timely elects (iii), then the following provisions shall apply:

                                25.3.1.       The Fair Market Rent shall be determined by either the Independent Brokers or the Determining Broker, as provided and defined below.

                                25.3.2.       Within ten (10) business days after Tenant delivers its Base Rent Response Notice, electing (iii), each of Landlord and Tenant shall advise the other, in writing (the “Arbitration Notice”) of both (i) the identity of the individual that each of Landlord and Tenant, respectively, is designating to act as Landlord’s or Tenant’s, as the case may be, duly authorized representative for purposes of the determination of Fair Market Rent pursuant to this Section 25.3 (the “Representatives”); and (ii) a list of three (3) proposed licensed real estate brokers, any of which may serve as one of the Independent Brokers (collectively, the “Broker Candidates”). Each Broker Candidate:

(A)	shall be duly licensed in the jurisdiction in which the Premises is located;

(B)	shall have at least five (5) years’ experience, on a full-time basis, leasing industrial space (warehouse/distribution/ancillary office) in the same general geographic area as that in which the Premises is located, and at least three (3) of those five (5) years of experience shall have been consecutive and shall have elapsed immediately preceding the date on which Tenant delivers the Renewal Notice; and

(C)	shall be independent and have no then-pending (as of the date Landlord or Tenant designates the broker as a Broker Candidate) brokerage relationship, formal or informal, oral or written, with any or all of Landlord, Tenant, and any affiliates of either or both of Landlord and Tenant (“Brokerage Relationship”), nor may there have been any such Brokerage Relationship at any time during the two (2) year period immediately preceding the broker’s designation, by Landlord or Tenant, as a Broker Candidate.

                                25.3.3       Within ten (10) business days after each of Landlord and Tenant delivers its Arbitration Notice to the other, Landlord and Tenant shall cause their respective Representatives to conduct an in person or telephonic meeting at a mutually convenient time and, if applicable, location in Minneapolis, Minnesota. At that meeting, the two (2) Representatives shall examine the list of six (6) Broker Candidates and shall each eliminate two (2) names from the list on a peremptory basis. In order to eliminate four (4) names, first, the Tenant’s Representative shall eliminate a name from the list and then the Landlord’s Representative shall eliminate a name therefrom. The two (2) Representatives shall alternate in eliminating names from the list of six (6) Broker Candidates in this manner until each of them has eliminated two (2) names. The two (2) Representatives shall immediately contact the remaining two (2) Broker Candidates (the “Independent Brokers”), and engage them, as behalf of Landlord and Tenant, to determine the Fair Market Rent in accordance with the provisions of this Section 25.3.

                                25.3.4       The Independent Brokers shall determine the Fair Market Rent within thirty (30) days of their appointment. Landlord and Tenant shall each make a written submission to the Independent Brokers (no more than ten (10) pages in length, in the aggregate, per submitting party), advising of the rate that the submitting party believes should be the Fair Market Rate, together with whatever written evidence or supporting data that the submitting party desires in order to justify its desired rate of Fair Market Rent; provided, in all events, however, that the aggregate maximum length of each party’s submission shall not exceed ten (10) pages (each such submission package, a “FMR Submission”). The Independent Brokers shall be obligated to choose one (1) of the parties’ specific proposed rates of Fair Market Rent, without being permitted to effectuate any compromise position.

                                25.3.5       In the event, however, that the Independent Brokers fail to reach agreement, within twenty (20) calendar days after the date on which both Landlord and Tenant deliver the FMR Submissions to the Independent Brokers (the “Decision Period”), as to which of the two (2) proposed rates of Fair Market Rent should be selected, then; (1) if the FMR Submissions are within ten percent (10%) of each other, then the average of the two determinations shall be deemed to be the Fair Market Rent for such Renewal Term, such conclusion shall be conclusive and binding on both parties, and neither party shall have any right to contest or appeal such decision; or (2) if the FMR Submissions are not within ten percent (10%) of each other, then , within five (5) business days after the expiration of the Decision Period, the Independent Brokers shall jointly select a real estate broker who (x) meets all of the qualifications of a Broker Candidate, but was not included in the original list of six (6) Broker

Candidates; and (y) is not affiliated with any or all of (A) either or both of the Independent Brokers and (B) the real estate brokerage companies with which either or both of the Independent Brokers is affiliated (the “Determining Broker”). The Independent Brokers shall engage the Determining Broker on behalf of Landlord and Tenant (but without expense to the Independent Brokers), and shall deliver the FMR Submissions to the Determining Broker within five (5) business days after the date on which the Independent Brokers select the Determining Broker pursuant to the preceding sentence (the “Submission Period”).

                                25.3.6       The Determining Broker shall make a determination of the Fair Market Rent within twenty (20) calendar days after the date on which the Submission Period expires. The Determining Broker shall be required to select one of the parties’ specific proposed rates of Fair Market Rent, without being permitted to effectuate any compromise position.

                                25.3.7       The decision of the Independent Brokers or the Determining Broker, as the case may be, shall be conclusive and binding on Landlord and Tenant, and neither party shall have any right to contest or appeal such decision. Judgment may be entered, in a court of competent jurisdiction, upon the decision of the Independent Brokers or the Determining Broker, as the case may be.

                                25.3.8       In the event that the initial Term (or the First Renewal Term, as the case may be) expires and the then-applicable Renewal Term commences prior to the date on which the Independent Brokers or the Determining Broker, as the case may be, renders their/its decision as to the Fair Market Rent, then from the commencement date of the then-applicable Renewal Term through the date on which the Fair Market Rent is determined under this Section 25.3 (the “Determination Date”), Tenant shall pay monthly Base Rent to Landlord at a rate equal to 10% of the rate of monthly Base Rent in effect on the expiration date of the initial Term, or the first Renewal Term, as the case may be (the “Temporary Base Rent”). Within ten (10) business days after the Determination Date, Landlord shall pay to Tenant, or Tenant shall pay to Landlord, depending on whether the Fair Market Rent is less than or greater than the Temporary Base Rent, whatever sum that Landlord or Tenant, as the case may be, owes the other (the “Catch-Up Payment”), based on the Temporary Base Rent actually paid and the Fair Market Rent due (as determined by the Independent Brokers or the Determining Broker, as the case may be) during that portion of the Renewal Term that elapses before the Catch-Up Payment is paid, in full (together with interest thereon, as provided below).

                                25.3.9       The party whose proposed rate of Fair Market Rent is not selected by the Independent Brokers or the Determining Broker, as the case may be, shall bear all costs of all counsel, experts or other representatives that are retained by both parties, together with all other costs of the arbitration proceeding described in this Section 25.3, including, without limitation, the fees, costs and expenses imposed or incurred by any or all of the Independent Brokers and the Determining Broker.

                                25.3.10       During any period of time that an arbitration is pending or proceeding under this Section 25.3, Tenant shall have no right to assign this Lease or enter into any sublease for all or any portion of the Premises, notwithstanding any provision to the contrary in this Lease.

                  25.4       Unless otherwise expressly agreed in writing by both parties, during the period of time that any arbitration proceeding is pending under Section 25.3, Landlord and Tenant shall continue to comply with all those terms and provisions of this Lease that are not the subject of their dispute and arbitration proceeding, most specifically including, but not limited to, Tenant’s monetary obligations under this Lease; and, with respect to the payment of Base Rent during that portion of the Renewal Term that elapses during the pendency of any arbitration proceeding under this Section 25.3, the provisions of Section 25.3.8 shall apply.

                  25.5       The Renewal Option is granted subject to all of the following conditions:

(a)	As of the date on which Tenant delivers its Renewal Notice and continuing through the commencement date of each applicable Renewal Term, this Lease shall be in full force and effect and no act or omission shall occur which, with the giving of notice or the passage of time, or both, shall constitute an uncured breach or default by Tenant under this Lease.

(b)	There shall be no further right of renewal after the expiration of the second (2nd) Renewal Term.

(c)	The Renewal Option is personal to Tenant and, to the extent applicable, any wholly-owned subsidiary of Tenant described under Section 8. In the event that Tenant assigns its interest under this Lease or subleases all or any portion of the Premises, whether or not in accordance with the requirements of Section 8 above, and whether directly or indirectly, the provisions of this Section 25 shall not be available to, or run to the benefit of, and may not be exercised by, any assignee or sublessee except if such assignee or sublessee is a wholly-owned subsidiary of Tenant.

        26.       Right of First Opportunity to Lease Contiguous Space.

        Landlord hereby covenants and agrees that Tenant shall have a on-going “Right of First Opportunity” to lease the 10,112 square foot area that is contiguous to the Premises and that Tenant originally leased (together with the Premises) under the Further Amended Original Lease (the “Additional Space”) if, as and when the Additional Space becomes available during the Term. Such Right of First Opportunity is granted on and subject to the following terms and conditions:

                  26.1       If, when and as (a) Landlord becomes aware that the Additional Space will become available for lease to a third party, and (b) Landlord is prepared to deliver to a potential third party tenant a proposal to lease the Additional Space, Landlord shall promptly notify Tenant, in writing (a “ROFO Notice”). Tenant shall then have the right to lease the Additional Space if, when and as the same becomes available, and on the terms and conditions hereinafter set forth.

                  26.2       The ROFO Notice shall describe the economic and other relevant terms and conditions upon which Landlord is prepared to lease the Additional Space to a third party tenant (the “ROFO Terms”), including, but not limited to, the term for which the Available Space is to be leased (the “Available Space Term”); the commencement date of that lease term; the per annum, per square foot base rent proposed to be charged by Landlord for the Additional Space (the “Rental Rate”); and all (if any) monetary concessions that Landlord is prepared to offer to such third party in consideration of its lease of the Additional Space.

                  26.3       Upon Landlord’s delivery of the ROFO Notice, Tenant shall have ten (10) business days (“ROFO Response Period”) in which to advise Landlord, in writing (the “ROFO Response”), whether or not Tenant desires to exercise its Right of First Opportunity and lease all (but not some portion) of the Additional Space on all of the ROFO Terms, except as otherwise specifically provided below in this Section 26.

                  26.4       If Tenant fails to timely deliver a ROFO Response (or, if Tenant timely delivers the ROFO Response, but declines to lease all of the Additional Space on the ROFO Terms), then Tenant shall automatically be deemed to have irrevocably waived its Right of First Opportunity with respect to its opportunity to lease the Additional Space pursuant to the particular ROFO Terms set forth in the then-applicable ROFO Notice. In that event, Landlord shall be free to lease the then-applicable Additional Space to one or more third party tenants (a “ROFO Lease”) on substantially the same terms as are set forth in the ROFO Notice previously delivered to Tenant; provided, however that if Landlord does not complete the lease of the Additional Space on such terms to the third party within 180 calendar days from the date of Tenant’s aforesaid waiver, then Tenant shall again have its ROFO rights under and in accordance with the terms of this Section 26.

                  26.5       If Tenant timely delivers an ROFO Response and advises Landlord of its desire to lease the entirety of the Additional Space on the ROFO Terms set forth in the applicable ROFO Notice, then, within ten (10) business days of Tenant’s delivery of the ROFO Response to Landlord, Landlord and Tenant shall execute and enter into an amendment to this Lease, pursuant to which amendment Tenant shall lease the Additional Space on all of the terms, conditions and limitations set forth in this Lease, except that (i) the annual Base Rent for the Additional Space shall be the product of (x) the Rental Rate and (y) the number of rentable square feet comprising the Additional Space; (ii) Tenant’s Proportionate Share shall be appropriately adjusted (increased) to account for the additional square footage comprising the Additional Space; (iii) the definition of the Premises shall be amended to include the Additional Space; and (iv) the Term of this Lease shall remain unchanged with respect to the Premises initially leased hereunder; however, the Term for the Additional Space only shall be as set forth in the ROFO Terms. Notwithstanding anything to the contrary contained in this Lease and except to the extent otherwise expressly set forth in the ROFO Notice, if Tenant timely delivers a ROFO Response, Tenant shall be obligated to lease the entirety of that Additional Space on a strictly “as-is,” “where-is” basis, without any tenant improvements, alterations, modifications, representations or warranties of any nature whatsoever from Landlord, except that the representations and warranties made by Landlord in Section 9.3 shall be deemed to be made with respect only to the then-applicable Additional Space as of the commencement date of Tenant’s lease of such Additional Space.

                  26.6       In the event that (a) Landlord delivers a ROFO Notice, but Tenant fails to timely deliver a ROFO Response; and (b) therefore, Landlord has the right to, and does, actively pursue the negotiation of the terms and conditions of a ROFO Lease, but in the course of such pursuit, Landlord desires to decrease the Rental Rate by more than ten percent (10%), then Landlord may not finalize the terms and conditions of, execute, and enter into a ROFO Lease, based on and incorporating such a change in the Rental Rate, without once again first delivering a revised ROFO Notice to Tenant, reflecting the then-applicable ROFO Terms, whereupon the provisions of Subsections 26.3 through 26.5 above shall once again apply.

                  26.7       Tenant specifically acknowledges and agrees that its Right of First Opportunity shall not apply to the renewal or extension of any existing lease (as of the Commencement Date) for the Additional Space, whether pursuant to a renewal right or otherwise, nor shall the Right of First Opportunity apply with respect to any expansion of space, or relocation to alternative space, by an existing tenant (as of the Commencement Date) in the Building.

                  26.8       Tenant shall have no right to exercise (or to preserve the prior exercise of) the Right of First Opportunity if and to the extent that Tenant is in default under the Lease at either or both of (a) the date Landlord would otherwise be obligated to deliver a ROFO Notice; and (b) at any time thereafter prior to the applicable commencement date for the lease of the Additional Space (after timely delivery of a ROFO Response by Tenant). In the event of such a default by Tenant, Tenant shall be deemed to have waived its Right of First Opportunity during the period of time that any such default remains uncured; therefore, (i) during a period of such default, Landlord shall have no obligation to deliver a ROFO Notice; and (ii) if Landlord delivers a ROFO Notice, and Tenant timely delivers a ROFO Response, advising of Tenant’s election to lease the then-applicable Additional Space, but Tenant then defaults after its delivery of the ROFO Response, then such ROFO Response shall immediately be automatically and irrevocably rendered null and void, whereupon Landlord shall be free to lease the Additional Space to any party Landlord desires, and on whatever terms Landlord deems appropriate.

                  26.9       The Right of First Opportunity is personal to Tenant, except that if Tenant assigns all (but not some portion) of its interest under this Lease to a permitted assignee, such permitted assignee shall be entitled to the benefits of this Right of First Opportunity. If Tenant subleases any portion of the Premises or assigns or otherwise transfers some (but not all) of Tenant’s interest under the Lease to any other person or entity, whether or not pursuant to, and in accordance with, the requirements of this Lease, no sublessee, assignee or transferee shall have, or be entitled to, any of the rights or benefits of the Right of First Opportunity.

[Signature Page Follows]

        IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD: FIRSTCAL INDUSTRIAL 2 ACQUISITION, LLC, a Delaware limited liability company

By:	FirstCal Industrial 2, LLC, a Delaware limited liability company, its sole member

By:	FR FirstCal 2, LLC, a Delaware limited liability company, its managing member

By:	First Industrial Development Services, Inc., a Maryland corporation, its sole member

By:	/s/ Chris Wilson
Name:	Chris Wilson
Its:	Senior Regional Director
Date:	3/27/06

TENANT: CYBEROPTICS CORPORATION, a Minnesota corporation

By:	/s/ Kathleen Iverson
Name:	Kathleen Iverson
Its:	CEO & President
Date:	March 23, 2006

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Landlord’s Addresses for Notices:	Tenant’s Addresses for Notices:

c/o First Industrial Realty Trust, Inc.	5900 Golden Hills Drive
311 South Wacker Drive, Suite 4000	Golden Valley, Minnesota 55416
Chicago, Illinois 60606	Attn: Vice President – Operations
Attn: Executive Vice President-Operations

With a copy to:	With a copy to:

First Industrial Realty Trust, Inc.	CyberOptics Corporation
7615 Golden Triangle Drive, Suite N	5900 Golden Hills Drive
Eden Prairie, Minnesota 55344	Golden Valley, Minnesota 55416
Attn: Regional Director	Attn: Legal Department

With a copy to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP	CyberOptics Corporation
333 West Wacker Drive	5900 Golden Hills Drive
Suite 2700	Golden Valley, Minnesota 55416
Chicago, Illinois 60606	Attention: Accounts Payable
Attn: Suzanne Bessette-Smith

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LEASE EXHIBIT A

Property

Legal Description:

LOT 2 BLOCK 1 GOLDEN HILLS WEST P U D NO 78

A-1

LEASE EXHIBIT A-1

Depiction of Premises

CYBEROPTICS - GOLDEN HILLS BUSINESS PARK

5900 GOLDEN HILLS DR, GOLDEN VALLEY, MN

NORTH

NOT TO SCALE

A-1-1

LEASE EXHIBIT B

TENANT OPERATIONS INQUIRY FORM

1.	Name of Company/Contact ________________________________________________________________

2.	Address/Phone _________________________________________________________________________ ______________________________________________________________________________________

3.	Provide a brief description of your business and operations: _______________________________________ ______________________________________________________________________________________

4.	Will you be required to make filings and notices or obtain permits as required by Federal and/or State regulations for the operations at the proposed facility? Specifically:

a. SARA Title III Section 312 (Tier II) reports	YES	NO
(> 10,000lbs. of hazardous materials STORED at any one time)

b. SARA Title III Section 313 (Tier III) Form R reports	YES	NO
(> 10,000lbs. of hazardous materials USED per year)

c. NPDES or SPDES Stormwater Discharge permit	YES	NO
(answer “No” if “No-Exposure Certification” filed)

d. EPA Hazardous Waste Generator ID Number	YES	NO

5.	Provide a list of chemicals and wastes that will be used and/or generated at the proposed location. Routine office and cleaning supplies are not included. Make additional copies if required.

Chemical/Waste	Approximate Annual Quantity Used or Generated	Storage Container(s) (i.e. Drums, Cartons, Totes, Bags, ASTs, USTs, etc)

B-1

LEASE EXHIBIT C

LANDLORD’S WORKLETTER

        This Landlord Work Letter (this “Work Letter”) is incorporated into and made a part of the Lease. All terms not defined herein shall have the meanings set forth in the Lease. In the event of any conflict between the terms and provisions of the Lease and those of this Work Letter, the terms and provisions of this Work Letter shall control, in all events.

        1.       Performance of Work and Allowance.   Landlord shall cause to be performed, in accordance with the terms of this Work Letter, those certain improvements depicted in the plans, specifications and working drawings described in Schedule 1 attached hereto and made a part hereof (the “Final Plans”). Landlord acknowledges that the Final Plans may not be complete prior to execution of this Lease by both parties. The improvements so depicted on the Final Plans are hereinafter referred to as the “Landlord Improvements.” Landlord covenants and agrees that all Landlord Improvements shall be performed in a good and workmanlike manner, using new first grade quality materials. Landlord shall be responsible to obtain all necessary governmental and municipal approvals and permits required as a condition precedent to the performance and installation of the Landlord Improvements, and all costs and expenses incurred by Landlord pursuant to this sentence shall be deemed to constitute Work Cost, as defined below. The Final Plans have been prepared by WCL Associates (“Architect”). All work required for the construction and installation of the Landlord Improvements (“Work”) shall be performed only by Landlord’s contractor(s) (collectively, the “Contractor”). Landlord shall use its good faith efforts to cause the Landlord Improvements to be substantially completed by June 1, 2006 (the “Scheduled Completion Date”); however, as described in Paragraph 6 below, no Delay Events (as defined in Section 6) shall have any affect on, or cause a delay of, the Commencement Date. The costs to construct the Landlord Improvements, including, but not limited to, the costs to prepare a space plan(s) for the Premises (and any revisions thereto) and to prepare the Final Plans (collectively, the “Work Cost”), shall be paid for by Landlord (except as otherwise specifically set forth below): provided, however, that in no event shall Landlord be obligated to pay a Work Cost in excess of $662,387.00, on an aggregate basis (the “Allowance”), and, to the extent the aggregate Work Cost exceeds the Allowance, Tenant shall be solely responsible for (and, if necessary, promptly reimburse Landlord for) any such excess amount (“Excess Work Cost”). For purposes of the Lease, any Excess Work Cost shall constitute Additional Rent. Landlord hereby acknowledges and agrees that in the event that the Work Cost is less than the Allowance, Tenant shall be entitled to utilize up to $60,217.00 of the Allowance for the purchase of equipment, personal property and fixtures for Tenant’s use and business operation in the Premises (the “Equipment Purchase”); provided, however, that (a) the maximum aggregate amount that Landlord is obligated to expend to pay the Work Cost and the cost of the Equipment Purchase is the Allowance; and (b) Landlord shall have not obligation to expend any of the Allowance for the Equipment Purchase unless and until all Work Costs are paid in full. In the event that the final aggregate Work Cost is less than $602,170.00, the maximum amount of the Allowance that Tenant may expend for the Equipment Purchase shall nevertheless be $60,217.00.

        2.       Change Orders.   From time to time after the date of the Lease, Tenant may notify Landlord of changes that Tenant proposes be made to the Final Plans (a “Change

Order”). Promptly upon Tenant’s delivery to Landlord of a Change Order, Landlord shall notify Tenant (“Change Order Notice”) of both: (i) any estimated increase in the Work Cost due to the Change Order, and (ii) any estimated delay (an “Estimated Delay”) in the Scheduled Completion Date if the Change Order is implemented. Tenant shall notify Landlord of its final approval or disapproval of the Change Order within ten (10) business days after Landlord delivers to Tenant the applicable Change Order Notice (“Change Order Response Period”). If Tenant fails to timely notify Landlord of its approval or disapproval of any proposed Change Order, Tenant shall be deemed to have automatically disapproved that particular Change Order and Landlord shall not proceed to implement any of the changes specified therein. If Tenant timely notifies Landlord of its approval of the Change Order, then, within three (3) business days after the expiration of the applicable Change Order Response Period, Tenant shall pay Landlord the amount of any increase in the Work Cost (as set forth in the applicable Change Order Notice) in accordance with Paragraph 4 of this Work Letter; and upon receipt of such payment, Landlord shall implement the changes specified in the Change Order. In such event, however, any delay in the Scheduled Completion Date resulting from the performance of the work described in the relevant Change Order shall be deemed a Delay Event (defined below).

        3.       Substitutions.   From time to time after the date of the Lease, Landlord may notify Tenant of any proposed substitutions (“Substitutions”) in the materials or designs described in the Final Plans that Landlord determines are reasonably necessary to avoid delays in the Scheduled Completion Date (a “Substitution Notice”). The Substitutions shall be of substantially the same character and quality as those described in the Final Plans. Any Substitution Notice shall describe in reasonable detail: (i) the nature of the Substitutions, (ii) any estimated increase in the Work Cost, if Tenant approves the Substitutions, and (iii) any estimated delay in the Scheduled Completion Date if Tenant disapproves the Substitutions. Tenant shall notify Landlord of its approval or disapproval of the Substitutions within three (3) business days after Landlord delivers the relevant Substitution Notice to Tenant (“Substitution Response Period”). If Tenant fails timely to notify Landlord of its approval or disapproval, Tenant shall be deemed to have automatically disapproved the Substitutions described in the relevant Substitution Notice. If Tenant disapproves or is deemed to have disapproved the Substitutions, Landlord shall not implement the Substitutions and any delay in the Scheduled Completion Date resulting therefrom shall be deemed a Delay Event. If Tenant timely approves a Substitution, then, within three (3) business days of the expiration of the relevant Substitution Response Period, Tenant shall pay Landlord the amount of any increase in the Work Cost (as set forth in the relevant Substitution Notice) in accordance with Paragraph 4 of this Work Letter; and upon receipt of such payment, Landlord shall implement the Substitutions.

        4.       Payment of Additional Work Cost.   As provided above, Tenant shall be responsible for the payment of any increase in the Work Cost resulting from an approved Change Order or Substitution. Tenant’s failure to timely make any payment of such increase in Work Cost, as required pursuant to Paragraphs 2 above, within the terms of this Lease as such applies to Additional Rent, shall be deemed a Default in accordance with the Lease terms dealing with the payment of Additional Rent and, in addition to any other remedies Landlord may have on account of such failure to pay, Landlord may immediately suspend Work until such payment is made, and Landlord shall not be responsible for any delay in the Scheduled Completion Date on a day-for-day basis during the aforesaid suspension.

        5.       Substantial Completion Date and Punch List Items.   The Architect shall determine the date on which the construction and installation of the Work Items are substantially completed in substantial accordance with the Final Plans, as such Final Plans may be modified by any Change Orders and Substitutions (“Substantial Completion Date”). The Architect shall certify to Landlord and Tenant, in writing, the Substantial Completion Date (“Substantial Completion Notice”). If the Substantial Completion Date occurs after June 1, 2006, there shall be no modification of the Commencement Date. Within five (5) days after the Architect delivers the Substantial Completion Notice, Tenant and Landlord (and the Architect, if Landlord so desires) shall inspect the Premises to determine those items, if any, that Landlord and Tenant determine to be unfinished, but which do not materially impair Tenant’s use or occupancy of the Premises (the “Punch List Items”). Tenant shall accept possession of the Landlord Improvements and the Premises on the Commencement Date, and Landlord shall promptly thereafter complete the Punch List Items, it being understood that Landlord shall use reasonable efforts to so complete those Punch List Items within sixty (60) days after the Substantial Completion Date. At Landlord’s request from time to time, Tenant will furnish Landlord with written statements acknowledging the completion of the Punch List Items. Any disputes as to the nature or existence of any Punch List Item or as to the substantial completion of the Landlord Improvements shall be resolved by reasonable and joint decision of the Architect and a duly licensed Minnesota architect selected by Tenant.

        6.       Delay.

6.1. Delay Events. The Scheduled Completion Date may be delayed from time to time (without any modification or amendment of the Commencement Date) due to any or all of the following events (collectively, “Delay Events”) :

6.1.1. Change Orders requested or approved by Tenant;

6.1.2. Tenant’s disapproval of a Substitution;

6.1.3. Tenant’s failure timely to pay any increase in Work Costs resulting from an approved Change Order and as required under Paragraphs 2 and 3 above;

6.1.4. Any act of Tenant or its agents, employees or contractors that unreasonably interferes with the Work;

6.1.5. Any delay due to, or in connection with, materials specified by Tenant to be procured from a particular source, including, without limitation, any delivery delays or delays relating to the quality or other characteristics of such materials;

6.1.6. Any delay of any applicable governmental authority to issue appropriate permits for construction of the Landlord Improvements and a certificate of occupancy (or comparable certification) for the Premises upon substantial completion of the Work Items; and

6.1.7. A matter arising or occurring under Section 17.4 of the Lease, excluding in this case any delay due to procurement of materials and/or contracting services except where specified pursuant to Paragraph 6.1.4 above.

        7.       Limit on Landlord’s Liability.   Subject to the provisions of Sections 17.1 and 17.3 of the Lease, and except as otherwise expressly provided for in the Lease (including under Section 5.2 thereof), Landlord shall not be liable for any damage caused to Tenant due to a delay, whether as a result of a Delay Event or otherwise, in the substantial completion of the Landlord Improvements.

        8.       Generator.   In addition to the Allowance, Landlord hereby covenants and agrees that, in the event that, at any time prior to June 1, 2007, Tenant elects to purchase a back-up generator for installation and use in the Premises, then Landlord shall reimburse Tenant for the cost thereof, up to a maximum aggregate amount of $25,000.00 (the “Generator Allowance”). Landlord shall pay the Generator Allowance to Tenant within ten (10) business days after Tenant delivers to Landlord reasonable written evidence of the purchase of the generator, the cost thereof and its installation in and at the Premises (collectively, the “Generator Evidence”). In the event that, for any reason, Tenant fails to deliver the Generator Evidence to Landlord on or before June 1, 2007, then Tenant shall automatically and irrevocably have waived its right to the Generator Allowance.

SCHEDULE 1

FINAL PLANS

Final Plans to be supplied by WCL Associates

LEASE EXHIBIT D

CONFIRMATION OF COMMENCEMENT DATE

March 22, 2006

RE:	Industrial Building Lease CyberOptics

Dear Mike:

This letter shall confirm that the Commencement Date for the above-referenced Lease is June 1, 2006.

        CyberOptics, as Tenant, hereby acknowledges the following: (i) Tenant is in possession of the Premises (as defined in the Lease); (ii) the Lease is in full force and effect; (iii) Landlord is not in default under the Lease; and (iv) possession of the Premises is accepted by Tenant as having been delivered in accordance with the terms and conditions of the Lease.

Our records indicate the following information for the 60,217 square feet of space:

Commencement Date:	June 1, 2006

Base Rent Commencement Date:	July 1, 2006

Next Monthly Base Rent Due:	July 1, 2006

Operating Expense Commencement Date:	June 1, 2006

Lease Expiration Date:	June 30, 2011

Please sign two (2) copies of this letter in the space provided below acknowledging your agreement with the above and return them to me at my office. I suggest you attach a copy of this letter to your copy of the Lease.

Thank you again for your cooperation and assistance regarding this matter. Please contact me at any time should you have questions regarding the lease, building, or any related manner.

Sincerely,	Acknowledged and Agreed to this 23 day of March, 2006

Darlene Personius Sr. Property Manager	CyberOptics Corporation

	By:	/s/ Kathleen Iverson
	Title:	CEO & President

D-1

LEASE EXHIBIT E

Broom Clean Condition and Repair Requirements

To the extent not maintained by Landlord under the terms of the Lease:

•	All truck doors and dock levelers should be serviced and placed in good operating order (including, but not limited to, overhead door springs, rollers, tracks and motorized door operator). This would include the necessary (a) replacement of any dented truck door panels, broken panels and cracked lumber, and (b) adjustment of door tension to insure proper operation. All door panels that are replaced shall be painted to match the Building standard.

•	All structural steel columns in the warehouse and office should be inspected for damage, and must be repaired. Repairs of this nature shall be pre-approved by the Landlord prior to implementation.

•	All holes in the sheet rock walls shall be repaired prior to move-out. All walls shall be clean.

•	Facilities shall be returned in a reasonably clean condition, normal wear and tear excepted, including, but not limited to, the cleaning of the coffee bar, restroom areas and other portions of the Premises.

•	There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched. If machinery/equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

•	Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

•	All mechanical and electrical systems shall be left in a safe condition that confirms to code. Bare wires and dangerous installations shall be corrected to Landlord’s reasonable satisfaction.

•	All plumbing fixtures shall be in good working order, including, but not limited to, the water heater. Faucets and toilets shall not leak.

•	All dock bumpers shall be left in place and well-secured.

•	All trash shall be removed from both inside and outside of the Building.

•	All signs in front of Building and on glass entry door and rear door shall be removed.

E-1

LEASE EXHIBIT F

Manufacturing Area

F-1